Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES EXPECTATIONS CONCERNING THIRD QUARTER FINANCIAL RESULTS; AMENDMENT OF REVOLVING CREDIT FACILITY

CHATTANOOGA, TENNESSEE – October 7, 2011 - Covenant Transportation Group, Inc. (NASDAQ/GS: CVTI) announced today its expectations regarding financial results for the third quarter of 2011, as well as an amendment to its revolving credit facility.

Third Quarter Financial Expectations

Chairman, President and Chief Executive Officer, David R. Parker, offered the following comments:  “After reviewing preliminary financial and operating information through the end of September, we expect to report a net loss in the range of ($0.5 million) to ($1.7 million) for the third quarter of 2011.  This compares to a reported net income of $1.9 million for the third quarter of 2010. The main differences compared with the third quarter of 2010 include an approximately 9%-10% decrease in revenue miles per truck, combined with increased costs per mile in the areas of salaries, wages and related expenses, net fuel expense, operations and maintenance, and insurance and claims.    These factors are expected to more than offset an approximately 5%-6% increase in freight revenue per total mile (excluding fuel surcharge revenue)."

Amendment of Revolving Credit Facility

Mr. Parker continued: "We are also announcing an amendment of our $85 million revolving credit facility with Bank of America and J.P. Morgan.  The amendment is retroactive to September 1, 2011, and adjusts the required fixed charge coverage ratio to 0.95 to 1.0 for the twelve months ended September 30, 2011.  The required fixed charge coverage ratio previously had been 1.0 to 1.0.  Based on the expected range of net loss discussed above, and the credit agreement's method of calculating certain revenue equipment transactions and fixed asset amortization, we became aware of the possibility of a covenant violation and worked cooperatively with our lenders to amend the requirement for the month of September.

"We are presently working with our lenders on a longer term amendment to the financial covenant calculation that would address our operating and fixed asset expectations as well as the forecast of many economists of a U.S. economy with little or no growth for an extended period.  Based on discussions with Bank of America, which has managed our revolving credit facility since 1998, we expect to complete a satisfactory longer term amendment during the next few weeks.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, the statements regarding third quarter expectations and an anticipated longer term amendment of the revolving credit facility are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the financial expectations discussed in this release have not been subjected to all of the review procedures associated with the release of actual financial results and are premised on assumptions concerning the financial close and certain amounts and management judgment associated with the end of each quarter; obtaining a longer term amendment to the credit facility is subject to approval of the lenders and our board of directors, as well as negotiating and documenting acceptable terms.  Although the Company expects to achieve an amendment promptly, there is no guarantee an amendment will result promptly or at all.  Failure to achieve an amendment could have a material, adverse impact on the Company's liquidity and financial results.   Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:	(423) 463-3331
Richard B. Cribbs, SVP and Chief Financial Officer
criric@covenanttransport.com

For copies of Company information contact:	(423) 463-3357
Kim Perry, Administrative Assistant
perkim@covenanttransport.com

(Back to Form 8-K)